Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of June 2020, by and between HealthEquity, Inc., a Delaware corporation (the “Company”), and Tyson Murdock (“Executive”).
W I T N E S S E T H :
WHEREAS, the Company desires to enter into this Agreement to embody the terms of Executive’s continued employment, and Executive desires to enter into this Agreement and to accept the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
Section 1.Definitions.
(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.
(b)“Agreement” shall have the meaning set forth in the preamble hereto.
(c)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.
(d)“Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.
(e)“Board” shall mean the Board of Directors of the Company.
(f)“Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder; (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities; (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group; (iv) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge; (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group; (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment, insider trading, or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company; or (vii) Executive’s material breach of this Agreement or breach of the Non-Interference Agreement.
If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause pursuant to subparts (i), (iii), (iv), or (v) of the preceding paragraph (the “Post-Termination Cause Determination”), Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been paid or payable to Executive had such termination been by the Company for Cause. Notwithstanding the foregoing, the Company may assert a Post-Termination Cause Determination if, and only if, the Board did not have actual knowledge of facts supporting its Post-Termination Cause Determination prior to the termination of Executive’s employment.
(g)“COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under any of them.
(h)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(i)“Commencement Date” shall have the meaning set forth in Section 2 hereof.
(j)“Company” shall have the meaning set forth in the preamble hereto.
(k)“Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.
(l)“Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.
(m)“Delay Period” shall have the meaning set forth in Section 13 hereof.
(n)“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected and paid for by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(o)“Executive” shall have the meaning set forth in the preamble hereto.

(p)“Executive Severance Plan” shall mean the Company’s Amended and Restated Executive Change in Control Severance Plan, as may be amended from time to time.
(q)“Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof such that Executive is no longer serving in a senior executive capacity for the Company, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives as set forth in Section 4(a) hereof), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.
(r)“Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.
(s)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, jointstock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(t)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).
(u)“Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.
(v)“Severance Term” shall mean the twelve-month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.
(w)“Term” shall mean the period specified in Section 2 hereof.
(x)“Transition Date” means the date on which Executive is appointed as Chief Financial Officer of the Company.
Section 2.Acceptance and Term.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on July 1, 2020 (the “Commencement Date”) and shall continue until terminated in accordance with the provisions of Section 8 hereof (the “Term”).
Section 3.Position, Duties, and Responsibilities; Place of Performance.
(a)Position, Duties, and Responsibilities. During the Term, from the Commencement Date through the Transition Date, Executive shall be employed and serve as the Executive Vice President, Deputy Chief Financial Officer of the Company, and following the Transition Date, Executive shall be employed as the Executive Vice President, Chief Financial Officer of the Company, in each case, together with such other position or positions consistent with Executive’s title as the Chief Executive Officer shall specify from time to time, and shall have such duties and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. As the Executive Vice President, Deputy Chief Financial Officer, Executive shall report to the Chief Financial Officer. As the Executive Vice President, Chief Financial Officer, Executive shall report to the Chief Executive Officer.
(b)Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.
(c)Principal Place of Employment. Executive’s principal place of employment shall be in Draper, Utah, although Executive understands and agrees that Executive will be required to travel to other sites and locations as needed for business reasons.
Section 4.Compensation.
During the Term, Executive shall be entitled to the following compensation:
(a)Base Salary. From the Commencement Date through January 31, 2021, Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $305,000 and following January 31, 2021 of not less than $350,000, in each case, with increases, if any, as may be approved in writing by the Compensation Committee; provided, however, that the foregoing shall not preclude the Company from reducing Executive’s Base Salary as part of an across-the-board reduction applicable to all similarly situated executives of the Company.
(b)Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 75% of the Base Salary actually earned by Executive, which Executive will be eligible to earn pursuant to annual bonus programs communicated to Executive from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.
(c)Equity Award. The Company shall take all actions necessary to grant Executive any equity award comprised of restricted stock units with a fair market value as of the grant date equal to $550,000 (the “Commencement Award”) under the Company’s 2014 Equity Incentive Plan (the “Incentive Plan”). The Commencement Award shall cliff vest following the expiration of the performance period ending January 31, 2023 based on the total shareholder return vesting metrics approved by the Compensation Committee on March 31, 2020 for the Company’s performance awards granted to its executives for Fiscal Year 2021. The Commencement Award shall be subject to the terms and conditions of the Incentive Plan and the Company’s standard form of restricted stock unit award agreement applicable thereto.
Section 5.Employee Benefits.
During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated executives of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.
Section 6.Key-Person Insurance.
At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.
Section 7.Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.
Section 8.Termination of Employment.
(a)General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”
(b)Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, if any, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and
(iii)Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which Executive’s termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2½ months following the last day of the fiscal year of the Company in which such termination occurred.
Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)Termination by the Company with Cause.
(i)The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination, provided that, to be effective, such written notice must be provided to Executive within sixty (60) days of the Board having actual knowledge of the occurrence of such event and further provided that, with respect to any Cause termination relying on clauses (ii), (vi), or (vii) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, the Board shall provide Executive with written notice of the Company’s intention to terminate Executive with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based and to provide Executive with ten (10) days to cure the particular act or acts or failure or failures to act (the “Cure Period”) and such termination shall be effective at the expiration of the Cure Period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such Cure Period.
(ii)In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. Subject to Section 8(h) below, in the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;
(iii)Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which Executive’s termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2½ months following the last day of the fiscal year of the Company in which such termination occurred;
(iv)Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices; and
(v)To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay Executive an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (vi) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term. For purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the date of termination. Amounts paid by the Company will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010.
Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), and (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Non-Interference Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, subject to Section 8(h) below, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.
(e)Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. Said notice shall state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and shall provide the Company with a Cure Period (as defined in Section 8(c)(i) above), and such termination shall be effective at the expiration of the Cure Period unless the Company has fully cured such act or acts or failure or failures to act that give rise to Good Reason during such Cure Period. In the event of termination with Good Reason, subject to Section 8(h) below, Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

For the avoidance of doubt, subject to Section 8(h) below, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.
(f)Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(g)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.
(h)Termination Upon a Change in Control. Notwithstanding any provision herein to the contrary, if Executive experiences a “Termination Upon a Change in Control,” as defined in the Executive Severance Plan, Executive shall be eligible to receive such payments and benefits as provided for in the Executive Severance Plan, subject to the terms and conditions set forth therein, in lieu of any Severance Benefits he may be eligible to receive pursuant to subsection (d) or (e) of this Section 8.
Section 9.Non-Interference Agreement.
As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.
Section 10.Representations and Warranties of Executive.
Executive represents and warrants to the Company that—
(a)Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;
(b)Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and
(c)in connection with Executive’s employment with the Company, Executive has not used and will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.
Section 11.Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.
Section 12.Set Off; Mitigation.
The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, and recoupment of amounts owed by Executive to any member of the Company Group; provided, however, that (i) prior to exercising any right of set-off, counterclaim, or recoupment, the Company shall provide Executive with written notice setting forth, in detail, the facts on which it relies to support its claim of set-off, counterclaim, or recoupment; (ii) to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment; and (iii) to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(v) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
Section 13.Additional Section 409A Provisions.
Notwithstanding any provision in this Agreement to the contrary—
(a)Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(d)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14.Golden Parachute Tax Provision.
If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”).  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment.  If any Payment constitutes nonqualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved.  All determinations required to be made under this Section 14, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon Company and Executive.
Section 15.Clawback.
All payments made pursuant to this Agreement are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Act, as may be amended from time to time, any other “clawback” obligations pursuant to applicable law, rules, and regulations, the HealthEquity, Inc. Clawback Policy and any other clawback policy that may be adopted by the Company from time to time.
Section 16.Indemnification.
Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in that certain Indemnification Agreement, dated June 25, 2020, by and between Executive and the Company, as may be amended from time to time (the “Indemnification Agreement”).
Section 17.Successors and Assigns; No Third-Party Beneficiaries.
(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.
(b)Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.
(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 17(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 18.Waiver and Amendments.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 19.Severability.
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 20.Governing Law and Jurisdiction.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF UTAH APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR

CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN STATE COURT SITTING IN SALT LAKE CITY, UTAH, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 21.Notices.
(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.
(b)Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.
Section 22.Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 23.Entire Agreement.
This Agreement, together with any documents referenced within this Agreement and any exhibits attached hereto, the Executive Severance Plan, the HealthEquity, Inc. Clawback Policy and Executive’s Indemnification Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive during the Term of this Agreement. As a condition to Executive’s continued employment by the Company, Executive shall deliver an executed copy of the Non-Interference Agreement contemporaneously with the execution of this Agreement. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.
Section 24.Survival of Operative Sections.
Upon any termination of Executive’s employment, the provisions of Section 8 through 25 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 25.Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.
*    *    *
[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
HEALTHEQUITY, INC.
_/s/ Jon Kessler_______________
By: Jon Kessler
Title: President and CEO
EXECUTIVE
_/s/ Tyson Murdock___________
Tyson Murdock
[Signature Page to Employment Agreement]

Exhibit A
CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT
As a condition of my continuing employment with, HealthEquity, Inc., a Delaware corporation with its principal place of business in Draper, Utah (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following terms set forth in this Confidentiality, Non-Interference, and Invention Assignment Agreement (this “Non-Interference Agreement”):
Section 1.Confidential Information.
i.Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of any member of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and thereafter, to hold in confidence, and not to use, except for the benefit of any member of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that any member of the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of any member of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, employee salary and compensation information, sales incentive plans, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved, or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that any member of the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Non-Interference Agreement.
ii.Former Employer Information. I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.
iii.Third Party Information. I understand that the Company Group has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the period of my employment with the Company (the “Employment Period”) and thereafter, to hold in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group, Third Party Information without the express prior written consent of an officer of the Company and otherwise treat Third Party Information as Confidential Information.
iv.Whistleblower; Defend Trade Secrets Act Disclosure.
a.In addition, I understand that nothing in this Agreement shall be construed to prohibit me from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.
b.I understand that the Defend Trade Secrets Act provides that I may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that I file a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
Section 2.Developments.

v.Developments Retained and Licensed. I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that I can demonstrate were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments. If, during any period during which I perform or performed services for any member of the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into any member of the Company Group’s product or process a Prior Development owned by me or in which I have an interest, I hereby grant each member of the Company Group, and each member of the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.
vi.Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development. If any Developments cannot be assigned, I hereby grant to each member of the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after my employment with any member of the Company Group, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of any member of the Company Group that would violate such Moral Rights in the absence of such consent.
vii.Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of any member of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of such member of the Company Group for the purpose of furthering the business of such member of the Company Group.
viii.Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of each member of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to each member of the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.
Section 3.Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.
Section 4.Disclosure of Agreement.
As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.
Section 5.Restrictions on Interfering.
ix.Non-Competition. During the Employment Period and the Post-Termination Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities or own any securities (debt or equity) in any person, company, enterprise, or entity that is engaged in Competitive Activities, within the United States or any other jurisdiction in which the Company Group is actively engaged in business. Notwithstanding the foregoing, my ownership of securities of a public company engaged in Competitive Activities not in excess of three percent (3%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section.
x.Non-Interference. During the Employment Period and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.
xi.Definitions. For purposes of this Non-Interference Agreement:
c.“Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of any member of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company Group.
d.“Competitive Activities” shall mean consumer health care related businesses, including the business of acting as custodian or administrator for medical payment reimbursement accounts and other consumer-directed benefits, including, but not limited to, health savings accounts, flexible spending accounts and health reimbursement accounts, COBRA administration, commuter and other benefits, or any business activities in which any member of the Company Group is engaged (or has committed plans to engage) during the Employment Period.
e.“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with any member of the Company Group; (B) hiring any individual who was employed by any member of the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group.
f.“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, jointstock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
g.“Post-Termination Non-Compete Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twelve (12) month anniversary of such date of termination.
h.“Post-Termination Non-Interference Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24) month anniversary of such date of termination.
xii.Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, my obligations under this subparagraph (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.
Section 6.Reasonableness of Restrictions.
I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of any member of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of any member of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Non-Interference Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.
Section 7.Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to any member of the Company Group at law or in equity. If any of the provisions of this Non-Interference Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
Section 8.Injunctive Relief.
I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Compete Period, or Post-Termination Non-Interference Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.
Section 9.Cooperation.
I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
Section 10.General Provisions.
xiii.Governing Law, Venue and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-INTERFERENCE AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF UTAH APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH, TO THE EXTENT FEDERAL JURISDICTION EXISTS, OR IN STATE DISTRICT COURT SITTING IN SALT LAKE CITY, UTAH, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.
xiv.Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.
xv.No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time with or without cause, is specifically reserved.
xvi.Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

xvii.Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.
*    *    *
[Signature to appear on the following page.]

I, Tyson Murdock, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the date set forth below:
Date: June 25, 2020        /s/ Tyson Murdock
(Signature)
Tyson Murdock
(Type/Print Name)
[Signature Page to Non-Interference Agreement]

SCHEDULE A
LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

__X___    No Developments or improvements
_____    Additional Sheets Attached
Signature of Executive: _______________________
Print Name of Executive: Tyson Murdock
Date: June 25, 2020

Exhibit B
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated June 25, 2020, with HealthEquity, Inc. (such corporation, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, Tyson Murdock, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, and its respective direct and indirect parents, subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders, employees, and agents (collectively, and with the Company, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual orientation, or any other class protected under applicable law. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988, and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. I intend this Release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.
I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Group, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
By executing this Release, I specifically release all claims relating to my employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, nothing in this Release shall be a waiver of: (i)  my rights arising out of breach of this Release; (ii) my rights with respect to payment of the Severance Benefits; (iii) my right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which I participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including my rights to elect continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985); (iv) any claims that cannot be waived by law; (v) my right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s governing documents or that certain Indemnification Agreement, dated June 27, 2017, by and between myself and the Company; (vi) any rights or claims under the ADEA challenging the knowing and voluntary nature of this Release or that may arise after the date that I execute this Release; or (vi) my rights as a stockholder of the Company.
I acknowledge and agree that as of the date of this Release, I have reported all accidents, injuries or illnesses relating to or arising from my employment with the Company or the Company Group and that I have not suffered any on-the-job injury or illness for which I have not yet filed a claim.
I expressly acknowledge and agree that I –
•Am able to read the language, and understand the meaning and effect, of this Release;
•Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
•Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;
•Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
•Understand that, by entering into this Release, I do not waive rights or claims under the ADEA that may arise after the date I execute this Release;

•Had or could have had [twenty-one (21)][forty-five (45)]1 calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•Have seven (7) days to revoke my signature to the Release, which revocation period is not waivable, and which revocation must be received by the Company’s General Counsel by no later than the end of the 7-day revocation period;
•Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
•Was advised to consult with my attorney regarding the terms and effect of this Release; and
•Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group. I acknowledge that if I re-apply for or seek employment with the Company or any other member of the Group, the Company’s or any other member of the Group’s refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.
1    To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that this Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF UTAH APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN SALT LAKE CITY, UTAH, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.
*    *    *
I, Tyson Murdock, have executed this Release of Claims on the date set forth below:
/s/ Tyson Murdock_____________________

Tyson Murdock
Date: June 25, 2020